UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2024

QXO, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50302	16-1633636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five American Lane Greenwich, Connecticut	06831
(Address of principal executive offices)	(Zip Code)

888-998-6000

Registrant’s telephone number, including area code

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	QXO	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Plan

On June 10, 2024, QXO, Inc. (“Company”) approved the QXO, Inc. Severance Plan (“Severance Plan”) and the participation of Sean Smith, Interim Chief Financial Officer and Christopher Signorello, Chief Legal Officer in the Severance Plan.

The Severance Plan provides financial assistance to participants upon certain terminations of employment. In the event that either prior to a change in control of the Company or more than two years after a change in control of the Company occurs, the Company terminates a participant’s employment without cause, the participant will be entitled to receive, subject to execution and nonrevocation of a release of claims in favor of the Company: (a) a cash payment equal to 12 months of the participant’s annual base salary; (b) a prorated target bonus for the year of termination of employment; and (c) healthcare benefit coverage for a period of 6 months from the date of termination (or a cash payment in lieu of such coverage).

In the event that upon or within the two-year period following a change in control of the Company, the participant’s employment is terminated by the Company without cause or the participant resigns for good reason, the participant will be entitled under the Severance Plan to receive, subject to the participant’s execution and nonrevocation of a release of claims in favor of the Company: (a) a cash payment equal to 2 times the sum of the participant’s annual base salary and target bonus; (b) a prorated target bonus for the year of termination of employment; and (c) healthcare benefit coverage for a period of 12 months from the date of termination (or a cash payment in lieu of such coverage).

Certain amounts to be paid under the Severance Plan may be offset and reduced by other severance benefits, restrictive covenant payments (to the extent of the first year of payments under a confidential information protection agreement), pay in lieu of notice or similar benefits and also may be reduced by other compensation earned during the first year after termination of employment. In the event that any benefits due or amounts payable to a participant under the Severance Plan in connection with a change in control of the Company constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), then any such amounts will be reduced to avoid triggering the excise tax imposed by Section 4999 of the Code, provided that such reduction will be applied solely if it would result in the participant retaining a greater portion of the payments on a net after-tax basis.

The description of the Severance Plan is qualified in its entirety by reference to the Severance Plan, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2024 and is incorporated by reference herein.

Sean Smith Offer Letter

On June 14, 2024, the Company approved an offer letter (“Offer Letter”) to Sean Smith pursuant to which Mr. Smith will be paid an annual base salary of $475,000 and his target annual bonus will be 100% of his base salary. The Offer Letter provides that Mr. Smith will have the title of Interim Chief Financial Officer until a Chief Financial Officer begins employment with the Company and then Mr. Smith will continue as the Chief Accounting Officer and Deputy Chief Financial Officer. The Offer Letter provides for participation of Mr. Smith in the Severance Plan described above and requires Mr. Smith to enter into a confidential information protection agreement. Such confidential information protection agreement contains employee and customer non-solicitation covenants during employment and for a period of four years thereafter; confidentiality and non-disparagement covenants during employment and thereafter; and non-competition covenants during employment and for a period of 12 months thereafter (during which period the Company will make monthly noncompete payments to Mr. Smith equal to one-twelfth of his annual base salary), and the Company will have the right to extend the non-compete period for up to two additional one-year periods so long as the Company pays Mr. Smith an amount equal to one-twelfth of the aggregate of his base salary and target bonus for each month during each applicable one-year extension period.

The Offer Letter also provides that Mr. Smith is eligible for a long-term incentive award in the form of time-based restricted stock units (“RSUs”) relating to 1,040,298 shares of the Company’s common stock (the “RSU Award”), subject to approval by the Compensation and Talent Committee of the Board of Directors of the Company (“Committee”). The RSU Award is expected to be granted on a date selected by the Committee that is no later than 120 days following June 6, 2024, subject to Mr. Smith’s continued employment with the Company through the grant date. The RSU Award is expected to vest over the next five full calendar years, with the first year covering 15% of the RSUs, each of the second and third years covering 17.5% of the RSUs, the fourth year covering 25% of the RSUs, and the fifth year covering 25% of the RSUs, and the RSU Award will be subject to the terms and conditions of the QXO, Inc. 2024 Omnibus Incentive Compensation Plan and the applicable award agreement thereunder.

The description of the Offer Letter, confidential information protection agreement and RSU Award is qualified in its entirety by reference to the Severance Plan, form of Confidential Information Protection Agreement and form of Restricted Stock Units Award, a copy of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2024 and is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QXO, INC.

Date: June 14, 2024	By:	/s/ Christopher Signorello
Christopher Signorello
Chief Legal Officer